MOBICLEAR ANNOUNCES NEW STOCK SYMBOL: MOBI

MANILA, Philippines and LAGUNA HILLS, Calif., July 21/PRNewswire-FirstCall/ -- Mobiclear, Inc. (OTC Bulletin Board: MBIR; Frankfurt: B3CA), (http://www.mobiclear.com), owner of the unique, patent pending Personal Identification Verification solutions system to help eliminate credit and debit card fraud, announced that as of the opening of trading today, July 21, 2008, it has obtained a new trading symbol, OTC BB: MOBI, and effected a 250 for 1 reverse stock split.

"The reverse split enables the Company to stabilize and increase shareholder value as we now move forward with a strong product line and experienced management team," said Stephen P. Cutler, CEO.

"Credit and debit card fraud online cost businesses worldwide more than $60 billion a year. Fraud on the Internet discourages many from using it for purchases. We are confident that Mobiclear has an answer that would quickly reduce this problem by at least 10 percent, saving businesses more than $6 billion," said Mr. Cutler.

"Our unique, patent pending Personal Identification Verification solutions system means that, when using a credit card, the Mobiclear customer receives a prompt via their cell phone. Responding with the four-digit pin code allows the transaction to proceed. Without the code, the credit card doesn't work and the purchase fails.

"If someone else were using your credit card, even if they had all the other forms of identification from, for instance, a stolen wallet or pocketbook, without the four-digit code, they can't use your credit card to steal," Mr. Cutler said. We are looking forward to introducing this product, and other Internet security products, soon to a marketplace that is eager for these innovations."

ABOUT Mobiclear: Mobiclear, Inc. (OTC BB: MOBI; Frankfurt: B3CA), (http://www.mobiclear.com), headquartered in Manila, Philippines, offers a range of solutions to credit card and debit card fraud based on its patent-pending Personal Identification Verification system. It also offers products to ensure against fraud in all electronic transactions, including telephone and Internet transactions.

Note: Certain statements in this news release may contain "forward-looking" information within the meaning of rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to being in a large and growing market, exhibiting rapid growth characteristics, and having a growth strategy, are forward looking statements. These forward looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or assumptions in this press release include the risk that we will not be able to grow our revenues and market share, the risk that our prices do not remain competitive and the risk that we will not achieve profitability. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission, including our most recent Report on Form 10-KSB, and Reports on Form 10-Q and Form 8-K. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Mobiclear, Inc.

Paul Knopick

E & E Communications

(949) 707-5365

investorrelations@mobiclear.com

pknopick@eandecommunications.com